Exhibit 2.1

EXECUTION VERSION

EQUITY EXCHANGE AGREEMENT

THIS EQUITY EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2024, by and among COLLECTIVE AUDIENCE, INC., a Delaware corporation (“Buyer”), DSL DIGITAL LLC, a Utah limited liability company (the “Company”), and GREGG GREENBERG, the sole member of the Company (“Seller”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the Seller owns 100% of the membership interests in the Company (the “Membership Interests”);

WHEREAS, the Seller desires to transfer to the Buyer and the Buyer desires to acquire from Seller 51% of the Membership Interests of the Company (the “Purchased Membership Interests”) as of the Closing Date, upon the terms and conditions set forth in this Agreement; and

WHEREAS, in exchange for the Purchased Membership Interests, Buyer has agreed to issue to the Seller, as of the Closing Date, shares of restricted common stock, par value $0.0001 per share, of the Buyer (the “Common Stock”) upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

EXCHANGE OF EQUITY

1.1 Sale of the Company; Exchange of Equity Interests. At the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer the Purchased Membership Interests, free and clear of all Liens, in exchange for 3,242,875 shares of Common Stock (the “Exchange Consideration”), to be issued as follows:

(a) At the Closing, Buyer shall deliver to Seller ninety percent (90%) of the shares of Common Stock issuable as Exchange Consideration (the “Closing Date Consideration”); and

(b) At the Closing, Buyer shall retain 10% of the shares issuable as Exchange Consideration (the “Holdback Shares”). The Holdback Shares, to the extent not reduced pursuant to Section 7.6, shall be released within thirty days following the Standard Survival Date, and when issued, such shares shall be duly authorized, validly issued, fully paid and non-assessable.

(c) After the Closing, Seller will have no right, title or interest in the Company or any of its Assets other than the remaining 49% of the membership interests not being purchased hereby (the “Retained Membership Interests”). In connection with the sale of the Purchased Membership Interests, Buyer and Seller shall execute the assignment and assumption of the Purchased Membership Interests in the form attached hereto as Exhibit B (the “Assignment”).

1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. EST on the Closing Date.

1.3 Lock-Up of Common Stock. Each share of Common Stock received in connection with this Agreement shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) two (2) years after the Closing Date, (ii) a Change of Control, or (iii) the written consent of Buyer (the “Lock-Up Period”). During the Lock-Up Period, the Seller shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which Seller may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Common Stock acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Common Stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Common Stock. The terms of this provision shall convey to any subsequent holder of the Common Stock. During the Lock-Up Period the Company and Seller shall not execute any purchases or sales of Common Stock that would constitute Short Sales (as defined in Rule 200 of Regulation SHO under the Exchange Act), including naked shorting, hard shorting or regular shorting.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto, Seller represents and warrants to the Buyer, as follows:

2.1 Ownership of Membership Interests. Seller has good and valid title to and beneficial ownership of the Membership Interests, and such are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

2.2 Purchase Entirely for Own Account. The Common Stock proposed to be acquired by the Seller hereunder will be acquired for investment for his own account, and not with a view to the resale or “distribution” (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)) of any part thereof, and the Seller has no present intention of selling or otherwise distributing the Common Stock.

2.3 Available Information.  The Seller has reviewed all information Seller considered necessary or appropriate for deciding whether to acquire the Common Stock and has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of this Agreement and the Transaction herein. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. The foregoing, however, does not limit or modify the representations and warranties of the Company and the Buyer in Article 4 of this Agreement, respectively, or the right of the Seller to rely thereon. Seller acknowledges that an investment in the Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.4 Non-Registration. The Seller understands that the Exchange Consideration has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Consideration in accordance with the Buyer’s Organizational Documents or the laws of its jurisdiction of incorporation.

2.5 Restricted Securities. The Seller understands that the Exchange Consideration is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the Exchange Consideration would be acquired in a transaction not involving a public offering. The Seller further acknowledges that if the Exchange Consideration is issued to the Seller in accordance with the provisions of this Agreement, such Exchange Consideration may not be offered, resold, or otherwise transferred without registration under the Securities Act or the existence of an exemption therefrom. The Seller acknowledges and is aware that the Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions, including applicable holding periods are met.

2.6 Accredited Investor.  The Seller represents that he is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Seller and the Company jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedules attached hereto (the “Company Disclosure Schedule”):

3.1 Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah and has the requisite limited liability company power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. The Seller and Company have made available to the Buyer correct and complete copies of (a) the Organizational Documents, including all amendments thereto, (b) the membership interest ownership records of the Company and (c) the minutes and other records of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the Members of the Company.

3.2 Subsidiaries. The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3 Capital Structure of the Company. The Seller is the record and beneficial owner, and has good and marketable title to the Membership Interests being exchanged by such Seller pursuant to this Agreement, with the right and authority to sell and deliver such Purchased Membership Interests to Buyer as provided herein. The Purchased Membership Interests constitute 51% of the total issued and outstanding membership interests in the Company and, together with the Retained Membership Interests, constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest in, the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

3.4 Corporate Authority. The Company and the Seller have all requisite limited liability company and other power and authority to enter into this Agreement and to consummate the Transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the Seller and the consummation by the Company of the Transactions have been (or at Closing will have been) duly authorized by all necessary limited liability company action on the part of the Company and the Seller. This Agreement has been duly executed and when delivered by the Company and the Seller shall constitute a valid and binding obligation of the Company and the Seller, enforceable against the Company and the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Organizational Documents of the Company, (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company or the Seller, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Seller, their properties or Assets.

3.6 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company or the Seller in connection with the execution and delivery of this Agreement by the Company or the Seller or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.7 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company, Seller or any of their respective Affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.8 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the year 2023 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended, and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2024 and the related statements of income and retained earnings, members’ equity and cash flow for the three (3)-month period then ended (collectively, the “Financial Statements”) have been made available to Buyer. The Financial Statements are true, accurate and in all respects have been prepared in accordance with GAAP, from the books and records of the Company, and such books and records have been maintained on a basis consistent with GAAP. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Each balance sheet fairly represents in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein). Since December 31, 2023, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP. The accounts receivable reflected in the Financial Statements, and such additional accounts receivable as are reflected on the books of the Company are (i) valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (ii) are not subject to defenses, deductions, set offs or counterclaims, or requests or agreements for reduction or discounts, and (iii) are collectible in the ordinary course of business.

3.9 Working Capital, Indebtedness and Transaction Expenses. The Net Working Capital at the Closing will be equal to or greater than $200,000.00. The Indebtedness of the Company will not be more than $0. The Company will not have any unpaid, accrued or accruing Transaction Expenses at the Closing.

3.10 Bank Accounts. Schedule 3.10 sets forth a correct and complete list and description of any bank account used by the Company.

3.11 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date.

3.12 Undisclosed Payments. Neither the Company nor any of its officers or members, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company.

3.13 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth on Schedule 3.13, there has not been (i) any Material Adverse Effect or (ii) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $25,000, whether or not covered by insurance. Since the date of the Balance Sheet and except as set forth on Schedule 3.13, the Company has:

(a) conducted its business in the ordinary course;

(b) not disposed of or permitted to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company Intellectual Property), or disposed of or disclosed to any Person, any trade secret, formula, process, Software, technology or know-how of the Company not heretofore a matter of public knowledge;

(c) not (i) sold or transferred any asset, other than finished goods sold in the ordinary course, (ii) granted, created, incurred or suffered to exist any Lien on any asset of the Company, (iii) written off as uncollectable any guaranteed check, note or account receivable, except in the ordinary course, (iv) written down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course or (v) cancelled any debt or waived any claim or right (except as provided in Section 3.10(a) of this Agreement);

(d) not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants other than in the ordinary course;

(e) incurred any obligation or liability other than in the ordinary course;

(f) entered into, amended, waived, failed to renew or terminated any contract required to be disclosed other than in the ordinary course;

(g) made any change in accounting or cash management procedures, policies, practices or methods, except as required by applicable Law;

(h) made any Tax election or changed an existing Tax election; or

(i) entered into any contract or agreement to do any of the foregoing.

3.14 Litigation; Labor Matters; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company and the Seller, threatened against or affecting the Company or the Seller or any basis for any such suit, action, proceeding or investigation. There is no judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Neither the Company, the Seller nor to the Company’s Knowledge, the Seller’s Knowledge any officer or member of the Company thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company and the Seller, there is not pending or contemplated, any investigation by the SEC involving the Company, the Seller or any current or former officer or member of the Company.

(b) Schedule 3.14(b) contains a correct and complete list of (a) all of the officers of the Company, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or independent contractor or of the rendering of services by such independent contractor. The Company is not a party to or bound by any Employment Agreement. The Company has provided to the Buyer correct and complete copies of each Employment Agreement to which the Company is a party, or by which it is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company. There is no existing default or breach of the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. Neither the Company nor the Seller has received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any Person named on Schedule 3.14(c). Neither the Company nor the Seller has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. All officers and employees of the Company are active on the date hereof.

(c) (i) the Company is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (ii) the Company is not currently engaged in any negotiation with any trade union or employee organization; (iii) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of the Company or the Seller, threatened complaint regarding any alleged unfair labor practices as so defined; (iv) there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of the Company or the Seller, threatened against the Company; (v) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Company or the Seller, threatened against the Company; (vi) the Company has not experienced any material work stoppage; (vii) the Company is not the subject of any union organization effort; (viii) there are no claims pending or, to the Knowledge of the Company or the Seller, threatened against the Company related to the status of any individual as an independent contractor or employee; and (ix) the Company has complied in all respects with the United States Worker Adjustment and Retraining Notification Act, the rules and regulations promulgated thereunder, and applicable state equivalents. The Company has not misclassified any person as (i) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations.

(d) To Seller’s Knowledge, the Company is (and has been at all times during the past three (3) years) in compliance in all material respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). To Seller’s Knowledge, (i) the Company has not been charged with, nor received any written notice that it is under investigation with respect to, and the Company is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) the Company is not a party to, or bound by, any Order and (iii) the Company has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof, except for any failure to have a license or permit which would not have a Material Adverse Effect.

3.15 Benefit Plans. The Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or member of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

3.16 Tax Returns and Tax Payments.

(a) The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(d) The Company is not a party to any Tax-sharing agreement.

(e) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(f) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

3.17 Intellectual Property.

(a) Schedule 3.17(a) sets forth a list and description of the Intellectual Property required for the Company to operate, or used or held for use by the Company, in the operation of its business, including, but not limited to (i) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Company and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (ii) all Software developed by or for the Company and (iii) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (ii) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(b) The Company is the exclusive owner of or has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 3.17(a) as the same are used, sold, licensed and otherwise commercially exploited by the Company, free and clear of all Liens, security interests, encumbrances or any other obligations to others (other than obligations under the license agreements pursuant to which such Intellectual Property is licensed to the Company), and no such Intellectual Property has been abandoned. The Intellectual Property owned by the Company and the Intellectual Property licensed to it pursuant to valid and enforceable written license agreements include all of the Intellectual Property necessary and sufficient to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Intellectual Property owned by the Company and its rights in and to such Intellectual Property are valid and enforceable.

(c) Neither the Company nor the Seller has received, and neither is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company or the Seller of any infringement, misappropriation, or violation by the Company or the Seller of any rights of any third party with respect to any Intellectual Property, and the Company and the Seller are not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company. Neither the Company nor the Seller has any Knowledge (a) of any third-party use of any Intellectual Property owned by or exclusively licensed to the Company, (b) that any third-party has a right to use any such Intellectual Property, or (c) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property. This Section 3.13(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

3.18 Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective businesses, (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.19 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens.

(b) Schedule 3.18(b) lists the street address of each parcel of real property owned, leased or subleased by the Company as of the date of this Agreement.

(c) The Company has a valid leasehold interest in the leased real property, and the leases granting such interests are in full force and effect.

(d) No portion of the leased real property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. No leased real property is subject to (i) any decree or order of any Governmental Entity or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e) The improvements and fixtures on the leased real property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. None of the buildings and improvements owned or utilized by the Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Real Property or any improvement thereon. The leased real property constitutes all of the real property utilized by the Company in the operation of the Company’s business.

3.20 Material Agreements.

(a) Schedule 3.19(a) lists each of the following contracts and other agreements of the Company (collectively, the “Material Agreements”):

(i) each agreement of the Company involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 180 days’ notice;

(ii) all of the leases or subleases for each parcel of leased or subleased real property of the Company (collectively, “Leases”), including the identification of the lessee and lessor thereunder;

(iii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iv) all agreements that relate to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(v) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $50,000;

(vi) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(vii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b) The Company is not in breach of, or default under, any Material Agreement, except for such breaches or defaults that would not have a Material Adverse Effect.

3.21 Data Privacy Compliance. The Company complies and has complied in all respects, with (i) the Company’s written data privacy and security policies and applicable Privacy Laws, (ii) any privacy choices (including opt-out preferences) communicated to the Company, and (iii) any obligations relating to Personal Data contained in any written agreements, except as would not cause a Material Adverse Effect. The Company has taken commercially reasonable measures to ensure that Personal Data processed by or on behalf of the Company is protected against loss, damage, and unauthorized access, use or modification. There has been no (A) security breach or intrusion into the Company’s computer networks resulting in unauthorized access to, or disclosure of, Personal Data, or (B) action or circumstance requiring the Company to notify a Governmental Entity of a data security breach or violation of any Privacy Laws. No Person (including any Governmental Entity) has commenced any proceeding with respect to loss, damage, or unauthorized access, use or modification of any Personal Data by or on behalf of the Company.

3.22 Third-Party Communications. To the extent required by Privacy Laws, recipients of any communications initiated by or for the Company or its Subsidiaries have consented to receive such communications, and, with respect to such communications, the Company, its Subsidiaries and all Persons sending such communications on behalf of the Company and its Subsidiaries otherwise materially comply, and have for the past three (3) years otherwise materially complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended), and all other Laws relating to the transmission of unsolicited electronic communications.

3.23 Private Data. No material breach or violation of any security policy of the Company or its Subsidiaries relating to the processing of Private Data maintained by the Company or its Subsidiaries has occurred in the past three (3) years, or is currently threatened, and in the past three (3) years, there has been no material loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data maintained by the Company or its Subsidiaries.

3.24 Privacy Policies and Privacy Laws. No statement by the Company regarding the Company’s processing of Personal Data published on any Company Product or any Company Site, or in any Company Privacy Policy, or in any data processing agreements, is or in the past three (3) years has been materially misleading, deceptive or in violation of any Privacy Laws. In the past three (3) years, the Company and each of its Subsidiaries has complied, in all material respects, with all Company Privacy Policies, all Privacy Laws, and all filings, registrations and certifications made by the Company with respect to such Privacy Laws with respect to their processing of Personal Data. The Company has or will obtain any and all necessary rights for its transfer of Personal Data maintained by the Company as necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions. The Company and its Subsidiaries comply and for the past three (3) years have materially complied with their obligations regarding the Processing of, and have not materially exceeded their rights to, Personal Data provided or accessed under any Contract to which the Company or any Subsidiary is a party. The Company IT Assets are adequate and sufficient to meet the requirements of all applicable Laws with respect to the Company’s protection of the privacy and confidentiality of all Personal Data stored, used or Processed in connection with Company IT Assets. The Company and its Subsidiaries have at all times taken commercially reasonable steps to protect Personal Data they maintain against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse In the past three (3) years, there is not and has not been any (i) complaint received by, or which the Company or its Subsidiaries have been notified of, (ii) investigation (formal or informal) of, or (iii) Action against the Company or its Subsidiaries, or to the Knowledge of the Sellers, any of their customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company, its Subsidiaries or any Person performing for the Company or its Subsidiaries) by or from any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by the Company or its Subsidiaries. To the Knowledge of the Sellers, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by or for the Company or its Subsidiaries.

3.25 Private Data Processing. The conduct and operation of the business, including the operation of the Company Products and their distribution to and use by customers, complies with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (applicable as of 25 May 2018) (“GDPR”). To the extent required by applicable Privacy Laws, where the Company or its Subsidiaries use a data processor to process Private Data on their behalf or where the Company or its Subsidiaries shares or discloses Private Data to a third party for any purpose, there is in existence a written Contract between the Company or its Subsidiaries, as applicable, and each such data processor or third party that complies with the requirements of all Privacy Laws. Such data processors and third parties have not breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Company or its Subsidiaries, as applicable. Neither the Company nor its Subsidiaries have transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of Privacy Laws. Neither the Company nor its Subsidiaries are currently involved in or the subject of any Actions related to any Privacy Laws. Neither the Company nor its Subsidiaries have made any agreement with any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Privacy Laws. Neither the Company nor its Subsidiaries are currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Privacy Laws. Neither the Company nor its Subsidiaries currently, and have not in the past six (6) years, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any Privacy Laws. In the past three (3) years, no circumstance has arisen in which Privacy Laws would require the Company or its Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, or security incident or violation of any data security policy. The Company and its Subsidiaries comply with the California Consumer Privacy Act of 2018, Title 1.81.5 (commencing with Section 1798.100) to Part 4 of Division 3 of the Civil Code.

3.26 Transactions With Affiliates and Employees. None of the officers or members of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees and officers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, member or such employee or, to the knowledge of the Company, any entity in which any officer, member, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $50,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including agreements under any equity compensation plan of the Company.

3.27 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.28 Subsidiaries. The Company has never owned and it does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

3.29 Insurance Policies. Schedule 3.29 sets forth a list of all policies of insurance maintained (currently maintained or held within the last five (5) years), owned or held by the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last ten (10) years. The Company has not received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth in Schedule 3.29, the Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has the Company ever been denied or turned down for insurance coverage.

3.30 Solvency. The Company and the Seller have not stopped or suspended payment of their respective debts, become unable to pay their debts when due or otherwise become insolvent in any jurisdiction. The Company and the Seller are not the subject of any pending, rendered or, to the Knowledge of the Seller threatened solvency proceedings of any character. Neither the Company nor the Seller have made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

3.31 Full Disclosure. All of the representations and warranties made by Seller and Company in this Agreement, including the Company’s Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Company or Seller at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Company or Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Buyer or its representatives by or on behalf of the Company or the Seller or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and to the Seller that, except as set forth in the Buyer SEC Documents:

4.1 Organization, Standing, Corporate Power. Buyer and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2 Subsidiaries. The Subsidiaries of the Buyer are set forth in the Buyer SEC Documents (as defined below). All of the outstanding capital stock of the Buyer’s Subsidiaries is owned by Buyer, free and clear of all Liens. Other than as set forth in the Buyer SEC Documents, Buyer does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3 Capital Structure of Buyer. Immediately prior to the issuance of the Exchange Consideration at Closing, the authorized capital stock of Buyer will consist of 200,000,000 shares of Common Stock, $0.0001 par value, of which no more than 16,222,488 shares of Common Stock will be issued and outstanding, 100,000,000 shares of Buyer Preferred Stock, of which none are issued and outstanding. No shares of capital stock of Buyer will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise (except as described below). All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Other than as set forth in the Buyer SEC Documents, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than as described in the Buyer SEC Documents, there are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Buyer or any of its Subsidiaries. Other than as set forth in the Buyer SEC Documents, as hereinafter defined, there are no agreements or arrangements pursuant to which the Buyer is or could be required to register shares of Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Buyer with respect to securities of the Buyer.

4.4 Corporate Authority. Buyer has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer under, (i) the Certificate of Incorporation, Bylaws, or other charter documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Buyer, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Buyer, its properties or Assets.

4.6 Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

4.7 SEC Documents; Undisclosed Liabilities; Financial Statements.

(a) Except as disclosed in the Buyer SEC Documents, Buyer has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents as required under the Exchange Act and Buyer has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in such Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Buyer’s independent accountants). Except as set forth in the Buyer SEC Documents, at the date of the most recent financial statements of Buyer included in the Buyer SEC Documents, Buyer has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) Except as disclosed in the Buyer SEC Documents filed prior to the date hereof or as set forth in this Agreement, since December 31, 2023, there has been no Material Adverse Effect with respect to Buyer.

(c) Except as disclosed in the Buyer SEC Documents filed prior to the date hereof or as provided in this Agreement, since the December 31, 2023, Buyer has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Buyer and, has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Buyer or has incurred or agreed to incur any indebtedness for borrowed money.

4.8 Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, since December 31, 2023, Buyer has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any: (a) Material Adverse Effect with respect to Buyer; (b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Buyer to consummate the Transactions; (c) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Buyer; or (d) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Buyer.

4.9 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

4.10 Litigation; Labor Matters; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could prevent, hinder or materially delay the ability of Buyer to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

(b) Buyer is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened.

(c) The conduct of the business of Buyer complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

(d) Neither the Buyer nor to the Buyer’s Knowledge, any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer.

4.11 Benefit Plans. Buyer is not a party to any Benefit Plan under which Buyer currently has an obligation to provide benefits to any current or former employee, officer or director of Buyer.

4.12 Tax Returns and Tax Payments.

(a) Buyer has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Buyer and its Subsidiaries. Such Tax Returns are true, complete and correct in all material respects. Buyer is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Buyer have been paid or accrued. Since December 31, 2023, Buyer has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Buyer or any of its Subsidiaries or is being asserted against Buyer or any of its Subsidiaries, no audit of any Tax Return of Buyer or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Buyer or any of its Subsidiaries and is currently in effect. Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.13 Environmental Matters. Buyer and each of its Subsidiaries is in compliance with all requisite Environmental Laws in all material respects. Neither Buyer nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Buyer or any of its Subsidiaries, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Buyer and each its Subsidiaries holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Buyer, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Buyer or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Buyer or any of its Subsidiaries. There are no past, pending or threatened claims under Environmental Laws against Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Buyer or any of its Subsidiaries pursuant to Environmental Laws.

4.14 Properties. Buyer and each its Subsidiaries has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Buyer or acquired after the date thereof which are, individually or in the aggregate, material to Buyer’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Buyer or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Buyer and each of its Subsidiaries is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.15 Intellectual Property. Except as set forth in the Buyer SEC Documents, Buyer and each of its Subsidiaries owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Buyer’s and its Subsidiaries’ licenses to use Software programs are current and have been paid for the appropriate number of users. To the Knowledge of Buyer, none of Buyer’s or its Subsidiaries’ Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Buyer or each of its successors.

4.16 Board Determination. The Transactions contemplated hereby have been duly and validly authorized by the Buyer’s Board of Directors.

4.17 Due Authorization. Buyer represents that the issuance of the Exchange Consideration will be in compliance with the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Buyer. The Exchange Consideration has been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.18 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 2 of this Agreement (including the related portions of the Company Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, or to the accuracy or completeness of any information regarding Seller or the Company furnished or made available to Buyer and its Representatives, except as expressly set forth in Article 2 of this Agreement (including the related portions of the Company Disclosure Schedules).

4.19 Full Disclosure. All of the representations and warranties made by Buyer in this Agreement, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

COVENANTS OF BUYER, THE SELLER AND THE COMPANY

5.1 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law, and the parties shall cooperate as to the timing and contents of any such announcement.

5.2 Transfer Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Buyer and the Company agree that the Seller will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Transactions or the surrender of the Purchased Membership Interests pursuant thereto (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Purchased Membership Interests other than as a result of the transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes.

5.3 Cooperation on Tax Matters. The Company, the Seller and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Seller shall allow the Buyer to take possession of such books and records. The Buyer and the Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

5.4 Fees and Expenses. Each party shall pay the taxes (including transfer taxes) fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident and in connection with the Transaction.

5.5 Transfer Restrictions.

(a) The Company and the Seller each realize that the Exchange Consideration is not registered under the Securities Act, or any foreign or state securities Laws. The Company and the Seller agree that the Exchange Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of transferor’s counsel or Buyer’s counsel to such effect, the substance of which shall be reasonably acceptable to the Buyer and Buyer’s transfer agent. The Company and the Seller understand that the Exchange Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company and the Seller understand that to Transfer the Exchange Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b) To enable Buyer to enforce the transfer restrictions contained in Section 5.5(a), the Company and the Seller hereby consents to the placing of legally required legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Exchange Consideration, including, without limitation, the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

5.6 Current Report. Buyer shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Transactions (the “8-K Report”). The Company and the Seller agree to provide any necessary information for preparation of 8-K Report.

5.7 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.8 Exclusive Buyer Option to Purchase Retained Membership Interests. For a period of two (2) years following the Closing Date Buyer shall have the exclusive option (the “Exclusive Option”) to purchase the Retained Membership Interests (constituting the remaining Membership Interests of the Company) of the Company on such commercially reasonable terms and conditions as the Buyer and Seller shall mutually agree in the future. The Seller shall not sell, pledge, transfer or otherwise encumber the Retained Membership Interests while the Exclusive Option is in effect without Buyer’s written consent, which consent may be withheld in Buyer’s sole discretion.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Condition to Obligation of Each Party to Effect the Transactions. The respective obligations of Buyer, each Seller and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Delivery of Assignment of Membership Interest. Seller shall have delivered to the Buyer an Assignment of Purchased Membership Interests in the form attached hereto as Exhibit B.

(c) Lock Up Agreement. As of the Closing Date, the Buyer and the Seller shall have entered into a Lock-Up Agreement in the form attached as Exhibit C to this Agreement.

(d) Amended and Restated Operating Agreement of the Company. As of the Closing Date, the Buyer and the Seller shall have entered into an Amended and Restated Operating Agreement of the Company in the form attached as Exhibit D to this Agreement.

6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Seller contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company and the Seller shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Members of the Company, authorizing this Agreement and the Transactions; (ii) the Company’s Organizational Documents as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) Appointments and Resignations. As of the Closing Date, the Company and Seller shall have taken all actions to cause (a) the persons set forth on Schedule 6.2(e) to be appointed as the Company’s officers and managers and (b) the current officers and managers of the Company to resign from the Company.

(f) Restrictive Covenant Agreement. As of the Closing Date, the Seller shall have entered into a Restrictive Covenant Agreement in the form attached as Exhibit E to this Agreement.

(g) Additional Deliveries. The Company and Seller will have delivered to the Buyer such other documents as the Buyer may reasonably request.

6.3 Additional Conditions to Obligations of the Company and the Seller. The obligations of the Company and each Seller to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Delivery of Certificates for Exchange Consideration. Within two (2) days after Closing, the Buyer shall deliver or cause to be delivered to the Seller book entry records and/or stock certificates evidencing the Exchange Consideration, less the Holdback Shares.

(d) Certificate of Secretary. Buyer shall have delivered to the Company a certificate executed by the Secretary of Buyer certifying: (i) resolutions duly adopted by the Board of Directors of Buyer authorizing this Agreement and the Transactions (ii) the Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of Buyer executing this Agreement and all agreements and documents contemplated hereby.

(e) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Buyer.

(f) Liquidity of Common Stock. As of the Closing Date, the Buyer’s common stock shall be registered under Section 12 of the Exchange Act and listed on the Trading Market.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Survival of Provisions.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller contained in this Agreement shall survive the Closing until the date that is eighteen months (18) months from the Closing Date (the “Standard Survival Date”), provided, however, that the following representations and warranties (the “Fundamental Representations”): Sections 3.1, 3.3, 3.4, 3.5, 3.7, 3.9, 3.12, 3.16, 4.1, 4.3, 4.4, 4.9 and 4.12 shall survive the Closing for a period of six (6) years. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2 Indemnification.

(a) Indemnification in favor of the Buyer. From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Company and the Seller will, severally and jointly, indemnify and hold harmless the Buyer from and against any and all Liabilities, losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of:

(i) any breach of representation or warranty made by Company or the Seller in this Agreement, and

(ii) any breach by the Company or the Seller of any covenant, obligation or other agreement made by the Company or the Seller in this Agreement.

(b) Indemnification in favor of the Seller. From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Buyer will indemnify and hold harmless the Seller and his agents and attorneys, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Seller Indemnified Person”) from and against any and all Damages arising out of:

(i) any breach of representation or warranty made by the Buyer in this Agreement, and

(ii) any breach by the Buyer of any covenant, obligation or other agreement made by the Buyer in this Agreement.

(c) If any action will be brought against any party in respect of which indemnity may be sought pursuant to this Agreement (the “Indemnified Party”), such Indemnified Party will promptly notify the party from whom indemnity is being sought (the “Indemnifying Party”) in writing, and the Indemnifying Party will have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Section for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Section.

7.3 Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a) Except as otherwise provided herein, recovery from the Holdback Shares shall be the sole and exclusive remedy under this Agreement for the matters set forth in Section 7.2(a)(i) (except to the extent arising out of breaches of Fundamental Representations). Notwithstanding any other provision contained herein, Buyer may seek recovery of Damages arising out of any fraud (as defined by common law) by any Indemnifying Party upon, against or to Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, without regard to such limitation.

(b) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a)(i) or Section 7.2(b)(i) (in each case, except to the extent arising out of breaches of Fundamental Representations), as the case may be, until the aggregate amount of all Damages in respect of indemnification under Section 7.2(a)(i) or Section 7.2(b)(i) (in each case, except to the extent arising out of breaches of Fundamental Representations) exceeds $30,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for Damages from the first dollar. The aggregate amount of all Damages for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.2(b), as the case may be, shall not exceed the Exchange Consideration. Notwithstanding any other provision contained herein, Buyer may seek recovery of Damages arising out of any fraud by any Indemnifying Party upon, against or to Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, without regard to such limitations.

(c) Payments by an Indemnifying Party pursuant to Section 7.2(a) or Section 7.2(b), in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 7.2 in respect of any Damages shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damage by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

7.4 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. In the event that the Indemnifying Party or Indemnified Party is entitled to in accordance with the foregoing to assume, and does assume the defense of any Third-Party Claim, subject to Section 7.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.4(b). No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 7.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) Any claim by an Indemnified Party on account of any Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5 Payments. Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 7, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such final, non-appealable adjudication by wire transfer of immediately available funds.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Holdback Shares. Any Claims for indemnification by any of the Buyer Indemnified Parties pursuant to Section 7.2(a) (except to the extent arising out of breaches of Fundamental Representations) shall be satisfied by such Buyer Indemnified Party in the following order of priority: (i) if on or prior to the Standard Survival Date, by reducing the Holdback Shares until the Holdback Shares has been exhausted (which shall be valued, for purposes thereof, at the price per share of the Exchange Consideration as of the Closing), and (ii) thereafter, to the extent not satisfied from the Holdback Shares, by payments directly from the Seller.

7.8 Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of fraud against a party hereto committing fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement, and nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief or other remedies to which any Person shall be entitled pursuant to this Agreement or on account of fraud against a party hereto committing fraud.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed email, if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses specified below (or at such other address or for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a) If to Buyer:

Collective Audience, Inc.

85 Broad Street

16-079 New York, NY 10004

Attention: Peter Bordes, CEO

Email: peter@collectiveaudience.co

with a copy to (which shall not constitute notice):

Procopio Cory Hargreaves & Savitch, LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

Email: Christopher.tinen@procopio.com

(b) If to the Company or Seller:

Gregg Greenberg

7 Valleyfield Road

Westport, CT 06880

Attention: Gregg Greenberg

Email: gg@dsldigital.com

with a copy to (which shall not constitute notice):

Rennert Vogel Mandler & Rodriguez, P.A.

100 SE 2nd Street, Suite 2900

Miami, Florida 33131

Attention: Claire P. Menard

Email: cmenard@rvmrlaw.com

8.2 Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

8.3 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (including the Disclosure Schedules together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

8.8 Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however, that the Buyer may, without the consent of the Seller, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Buyer, the Company or the Company’s assets (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

8.10 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of Law thereof.

8.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.12 Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.13 Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

8.14 Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Buyer, the Company and/or Seller, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedules attached hereto.

8.15 Omitted

8.16 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Equity Exchange Agreement to be executed as of the date first written above.

BUYER:
COLLECTIVE AUDIENCE, INC.

By:	/s/ Peter Bordes
Name:	Peter Bordes
Title:	Chief Executive Officer

COMPANY:
DSL DIGITAL LLC

By:	/s/ Gregg Greenberg
Name:	Gregg Greenberg
Title:	Manager

SELLER:

/s/ Gregg Greenberg
Gregg Greenberg, individually

EXHIBIT A

CERTAIN DEFINITIONS

A-1

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTERESTS

B-1

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

C-1

EXHIBIT D

JOINDER TO OPERATING AGREEMENT OF DSL DIGITAL, LLC

D-1

EXHIBIT E

RESTRICTIVE COVENANT AGREEMENT

E-1

EXHIBIT F

NET WORKING CAPITAL PRINCIPLES

F-1